                                                                   Exhibit 10(i)

                                                                  EXECUTION COPY

                        SUPPLEMENTAL EMPLOYMENT AGREEMENT

      This Supplemental Employment Agreement ("Supplemental Agreement"), made this ________ day of September, 2001, between Church & Dwight Co., Inc., a Delaware corporation (hereinafter "Employer"), having a principal place of business at 469 North Harrison Street, Princeton, New Jersey 08543, and Jon L. Finley (hereinafter the "Employee").

                                   WITNESSETH:

      WHEREAS, Employee was employed by Employer from April 1, 2001 to July 15, 2001; and

      WHEREAS, Employer and Employee entered into an Employment Agreement dated as of April 1, 2001 (the "Employment Agreement"), which provides for, among others, the terms and conditions applicable upon Employee's resignation from the Employer, and

      WHEREAS, Employee tendered his resignation from his position with Employer, as President and Chief Operating Officer, effective on July 15, 2001, and

      WHEREAS, Employer has accepted such resignation, and

      WHEREAS, Employer and Employee are desirous of clarifying and supplementing the terms and conditions of the Employment Agreement relating to Employee's resignation from Employer, by entering into this Supplemental Agreement.

      NOW, THEREFORE, in consideration of the mutual agreements and commitments contained herein, the parties hereby agree as follows:

      1. Employee's resignation from service with the Employer is effective on July 15, 2001, (the "Resignation Date"). Consideration to be paid to Employee shall be the same as that enumerated in the section of the Employment Agreement designated as "Resignation for Good Reason within six-months", including the following terms. Commencing on the Resignation Date and for a period of nineteen
(19) months thereafter, (July 16, 2001 through February 15, 2003) Employer agrees to continue Employee's base salary (to be paid in accordance with Employer's regular payroll) computed at Employee's current annual salary rate of $350,000 per year, as consideration for and, together with all additional consideration provided for herein and in the Employment Agreement, in full settlement of any and all claims which Employee may have against Employer now or in the future arising from Employee's employment relationship with Employer, including, but not limited to, the terms and conditions of this Supplemental Agreement or the Employment Agreement. In addition, and provided that Employee does not obtain similar coverage from another source, during this nineteen-month period of time, and for an additional period of five (5) months (February 15, 2003 through July 15, 2003), Employee will continue to be covered by Employer's medical, dental and life insurance employee benefit plans, ("Employee Benefit Plan Coverage"), which in no event will provide lesser coverage or higher contributions than on the date of resignation, except that Employee will be subject to changes made to such benefit plans which changes apply generally to all Plan participants. Except as provided herein, or in the Employment Agreement, participation by Employee in all other Employer benefit plans shall terminate on the Resignation Date. Employee shall also be eligible for continuation of health care coverage, if available, as provided in the Consolidated Omnibus Reconciliation Act of 1985 ("COBRA"). In addition to all other compensation provided for in this Paragraph 1, Employee shall receive distribution of all vested accounts Employee has in Employer's savings plan, profit sharing


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plan and deferred compensation plan, as provided for pursuant to each respective plan, and/or in the Employment Agreement. Such distribution will be made in the normal course of administration of such plans. Attached to this Agreement as Exhibit A is a letter addressed to Employee from Employer's Human Resource Department indicating the specific amounts vested in each respective plan.

      2. The parties acknowledge that any matching contributions earned by Employee as a result of his contributions to Employer's savings plan would not be vested, pursuant to the terms of that plan, and, therefore, could not be distributed to Employee. Employer hereby agrees to pay to Employee, as soon as practicable following execution of this Supplemental Agreement, an amount equal to the value of the 86.807 shares of Employer's stock credited to Employee's account on the date of distribution, less applicable payroll withholdings, as additional compensation in lieu of such Employer match. The value of such shares as of August 27, 2001 was $2,288.23.

      3. Notwithstanding the provisions of Employer's 1998 Stock Option Plan ("Plan"), the stock option award granted to Employee on April 1, 2001, with rights to purchase 100,000 shares of Employer's stock, at a purchase price of $22.715 per share, is 100% vested as of July 15, 2001. Employee agrees to exercise such options at the earlier to occur of July 15, 2004 or the date at which the then current market price for Employer's stock is $10 greater than the option price for 20 consecutive trading days. Any options not so exercised will be forfeited. All other stock options granted to Employee are hereby forfeited.


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

      4. The parties acknowledge that Employee is entitled to an incentive compensation award for 2001 in the gross amount of $350,000. Such amount, less applicable tax withholdings, shall be paid to Employee in a manner consistent with Employer's Incentive Compensation Program, but in no event later than February 15, 2002.

      5. Employer agrees to pay to Employee certain unpaid relocation expenses incurred by Employee in connection with his commencement of employment. Employer further agrees to provide Employee a gross-up payment with respect to any non-tax-deductible relocation payment made to Employee, and included in Employee's income. The gross-up payment shall be an amount sufficient to enable Employee to have an adequate amount of after-tax dollars to pay his income taxes on the non-tax-deductible relocation payments (the "Gross-up"). The total amount to be paid, exclusive of any Gross-Up, is $9,839.77 as follows:

         Minnesota House Payments - Interest

                       5/1/01 - 6/28/01                                  $2,835.54

         Minnesota House Payments - Property Tax

                       5/1/01 - 6/28/01                                  $2,004.23

         Miscellaneous Expense Allowance                                 $5,000.00
                                                                         ---------
                                                                         $9,839.77

      Employee agrees to accept this payment in full settlement of all claims relating to relocation costs in connection with Employee's commencement of employment. Said amount shall be paid to Employee as soon as practicable following execution of this Supplemental Agreement.


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

      6. Employer agrees to reimburse Employee for certain expenses incurred by Employee in connection with his possible relocation from Princeton, New Jersey to a new location of Employee's choice anywhere in the continental United States, provided that such relocation occurs by July 15, 2002, and, further provided, that Employee is not otherwise reimbursed for such expenses by a third party. Such relocation reimbursements shall be subject to the Gross-up procedure described in Section 5 above. Expenses subject to reimbursement are:

            (i) actual cost of physical relocation of Employee, his family and his personal possessions.

            (ii)  real estate commission on sale of Princeton residence.

            (iii) any other reasonable and customary real estate expenses in connection with the sale of Employee's Princeton residence.

      7. In exchange for the consideration described above, and for other good and valuable consideration, Employee:

            a. hereby releases and forever discharges Employer, its officers, directors, employees, successors, and assigns of and from any and all actions or causes of action, suits, claims, charges or complaints which Employee may have against Employer, for all claims, including but not limited to, claims alleging discrimination under the Age Discrimination in Employment Act (ADEA), as amended, or unfair employment practices of any type arising from Employee's employment with or resignation from Employer. The Employee does not waive


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

            any rights or claims that may arise after the effective date of this Supplemental Agreement. Moreover, Employee affirms that he will not cause, nor permit to be filed on his behalf, any charge, complaint or action before any court or administrative agency alleging discrimination or any unfair employment practice except that Employee may bring a claim under the ADEA to challenge this Supplemental Agreement; and

            b. agrees not to engage, directly or indirectly, for a period of nineteen months from the Resignation Date (July 16, 2001 through February 15, 2003), in any business activity, including but not limited to, participation as an employee, agent, consultant, owner, principal, investor, or the like, where such business activity competes directly or indirectly with the manufacture, marketing or sale of Employer's products. Notwithstanding anything to the contrary contained elsewhere in this paragraph or in this Supplemental Agreement, Employee may become affiliated with any organization he chooses including those organizations which contain Business Units which compete directly or indirectly with the manufacturing, marketing or sale of Employer's products; provided, however, that Employee shall not be affiliated in any manner, as described above, with such competing Business Unit. For purposes of this Section 7(b), "Business Unit(s)" shall be defined as any business group, department, division or the like, engaged in the manufacturing, marketing or sale of laundry products, toothpastes or dentifrices, mouthwash, or oral care gums.

            c. Notwithstanding the provisions of Section 7(b) above, should Employee engage directly or indirectly in a competing activity otherwise prohibited by the


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

            provisions of Section 7(b), then, in that event, Employer's obligation to provide continuation of Employee's base salary and medical, dental and life insurance benefits, as provided in Section 1 above, shall cease effective as of the date of commencement of such activity. Any base salary paid to Employee for periods prior to such effective date shall be retained by Employee. Any base salary paid to Employee for periods following such effective date shall be returned to Employer by Employee immediately after such effective date.

      8. Employee hereby resigns his position as a member of Employer's Board of Directors, effective on the Resignation Date.

      9. The parties acknowledge that Employee has returned to Employer any property of Employer that was in the possession of Employee.

      10. Both parties agree to hold confidential and not disclose to any third party, except Employee's immediate family, and legal, accounting and financial advisors, the terms of this Supplemental Agreement, or the Employment Agreement.

      11. The parties mutually agree that each will not deprecate, disparage or otherwise comment adversely upon the other to any person or entity; provided, however, that this provision shall not prohibit either party from responding to questions asked of him or a representative of Employer at a deposition, trial or other legal or administrative proceedings; and, further provided, that should either party be called upon to participate in any such activity, the party so called upon will give the other party as much advance notice of such participation


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

as is reasonable under the circumstances, to enable such other party to take any legally permissible action such other party may deem appropriate to seek to enjoin such participation. Employer and Employee have reached agreement on a statement of reference to be provided in response to third party inquiries regarding Employee's tenure with Employer. Such statement is attached hereto as Exhibit B. Employer further agrees that all such third party inquiries shall be referred to Employer's Vice President Human Resources for response. Employer further agrees to instruct its appropriate employees regarding the proper handling of such third party inquiries.

      12. Employee shall have no less than twenty-one (21) days to consider this Supplemental Agreement before execution. This Supplemental Agreement may be revoked by Employee at any time up to seven (7) days immediately following the execution of this Supplemental Agreement by both parties by delivering written notification of such revocation to Employer's General Counsel. This Supplemental Agreement shall not become effective or enforceable until such revocation period has expired.

      13. Employee represents and warrants that, during the course of his employment with Employer, he conducted himself in a manner consistent with the "Guidelines for Personal Business Conduct", as disseminated to employees from time to time, and that all acts he performed were within the scope of his employment with Employer.

      14. This written agreement, together with the Employment Agreement, contain the entire agreement with respect to the subject matter of this Supplemental Agreement between the parties, provided, however, that if there is any conflict between the provisions of this


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

Supplemental Agreement and the Employment Agreement, then, in that event, the provisions of this Supplemental Agreement shall control. The parties acknowledge and agree that neither of them has made any representation with respect to the subject matter of this Supplemental Agreement or any representations inducing the execution and delivery hereof, except such representations as are specifically set forth herein and each of the parties hereto acknowledge that he or it has relied on his or its own judgment in entering into same. The parties hereto further acknowledge that any statements or representations that may have been made heretofore by either of them to the other are void and of no effect and that neither of them has relied thereon in connection with his or its dealings with the other. Employee is advised to seek the advice of legal counsel prior to entering into this Supplemental Agreement, and acknowledges that Employer has afforded him ample time and opportunity to do so, at his own expense.

      15. The parties mutually agree that if there is a material breach or intended material breach by either party to this Supplemental Agreement, the Employment Agreement, or of the Confidential Information and Inventions Agreement dated April 1, 2001 (Exhibit C attached hereto and made a part hereof), the non-breaching party's remedies at law will be inadequate and said party shall be entitled to seek redress by court proceedings in the form of an injunction restraining the breaching party and/or providing for specific performance without any bond or other security being required. Nothing herein shall be construed as preventing the non-breaching party from pursuing, or seeking any damages at law or in equity which it may have, and the non-breaching party shall, in any event, be entitled upon any such material breach to terminate this Supplemental Agreement, or the Employment Agreement.


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

      16. The parties hereby agree that Employee shall be entitled to avail himself of the indemnity protections afforded officers of Employer as provided in Article IX of Employer's By-Laws, a copy of which is attached hereto as Exhibit D and incorporated herein.

      17. All disputes relating to employment of Employee, including disputes relating to the Employment Agreement or this Supplemental Agreement, shall be resolved through arbitration and in accordance with the rules of the American Arbitration Association for employment disputes except as modified herein. Notice of demand for arbitration shall be filed in writing with the other party and the American Arbitration Association. The arbitration decision shall be binding and conclusive provided that the decision is consistent with the laws of the State of New Jersey and the factual decision(s) is not against the weight of the evidence. Both parties shall have a right to appeal the arbitrator's decision in accordance with the aforesaid standard. The award rendered by the arbitrator shall be final, and judgment may be entered upon it in accordance with the applicable law in New Jersey and as limited by the right of appeal described herein.

      If either party should require relief in the form of a temporary restraining order, a preliminary injunction or other emergency order, the party may proceed directly to court without the need to seek relief by way of arbitration initially.

      18. The parties hereto agree that it is their intention that this agreement is to be construed in accordance with the laws of the State of New Jersey, and agree to submit any formal court proceeding to the applicable court of the State of New Jersey.


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

      19. This Agreement shall be binding on and inure to the benefit of the respective parties hereto, their successors and assigns.

      IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals the date and year first above written. CHURCH & DWIGHT CO., INC.


                                  /s/ Steven P. Cugine                   10/5/01
                                  ----------------------------------------------
                                  Steven P. Cugine                          Date
                                  Vice President Human Resources




                                  /s/ Jon L. Finley                      10/3/01
                                  ----------------------------------------------
                                  Jon L. Finley                             Date


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